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                                                                  Exhibit 23.13



                    [DePaola, Begg & Associates Letterhead]




To the Board of Directors
Buchwalter and Papuga, DDS, Inc.
175 Derby Street - Suite 11
Hingham, Massachusetts 02043

The audits referred to in our report dated November 19, 1996, included the related financial statement schedules as of June 30, 1996, and for each of the two-year period ended December 31, 1995, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ DePaola, Begg & Associates, P.C.


Hyannis, Massachusetts
October 21, 1997